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                                                                Exhibit 10.2

                      MARKETING AND DISTRIBUTION AGREEMENT

This marketing and distribution agreement ("Marketing Agreement") is made as of December ___, 1998 ("Effective Date") by and between PeopleSoft, Inc. ("PEOPLESOFT"), a Delaware corporation having its principal place of business at 4460 Hacienda Drive, Pleasanton, California 94588 and Momentum Business Applications, Inc., ("Momentum") a Delaware corporation having its principal place of business at 1301 Harbor Bay Boulevard, Alameda California 94502.

Whereas the parties have entered into a development and license agreement (the "DEVELOPMENT AGREEMENT") pursuant to which PeopleSoft has licensed PeopleSoft Technology to Momentum for the development by Momentum of certain products, including electronic business applications, analytic applications and industry-specific applications; and

Whereas, the parties desire to set forth the various marketing and support requirements for the marketing and distribution of the Momentum Products by PeopleSoft as set forth herein.

The parties agree as follows:

1.   DEFINITIONS

     "Development Costs" means the costs incurred by Momentum in developing any Momentum Product.

     "Developed Technology" shall have the meaning assigned to it in the Development Agreement.

     "Documentation" shall have the meaning assigned to it in the Development Agreement.

     "End User" means any end customer using the Momentum Products.

     "Enhancement Costs" means the fully burdened costs (including any costs incurred for third party contractors hired by PeopleSoft) that PeopleSoft incurs in the course of developing enhancements, fixes, updates or improvements which improve the functionality, utility, performance and/or operation of a Licensed Product.

     "Excluded Parties" means those entities that, at the end of the License Option Term, PeopleSoft reasonably believes are competitors of PeopleSoft. PeopleSoft shall provide a list of Excluded Parties to Momentum at such time.

     "First-Line Support" means only the routing of Momentum Products technical support telephone inquiries to the Second-Line Support organization. First-Line Support includes responsibility for handling all PeopleTools technical support inquiries received from End Users.

     "Generally Available Product" means a Momentum Product, which has successfully completed PeopleSoft release testing (in accordance with PeopleSoft's then current PeopleSoft release model) with the level of functionality specified in such product's work plan and which becomes commercially available for production use.

     "License Option" means PeopleSoft's right to acquire an exclusive license for the commercialization of a Momentum Product pursuant to the section entitled "License Option" hereof.

     "License Option Term" means the period from which a work plan for a product is approved by Momentum pursuant to the Development Agreement until the end of the earlier of (i) the thirtieth (30th) day after such Momentum Product becomes a Generally Available Product or (ii) the expiration of the Purchase Option.

     "Licensed Product" means a Momentum Product for which PeopleSoft has exercised its License Option.

     "Momentum Products" shall have the meaning assigned to it in the Development Agreement.

     "Net License Fees" means the actual amount of license fees received by PeopleSoft, either from an End User or from a third party reseller, for an end user's use of a Momentum Product or Licensed Product and any Upgrades and Updates thereto, less sales, technology witholding or VAT taxes, imputed fees for Support Services (such as bundled maintenance and training), and any third party royalties.

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     "Net Revenues" means the aggregate amount of Net License Fees received by
     PeopleSoft during any given calendar quarter, less the Enhancement Costs related to the Momentum Product which are incurred by PeopleSoft during that same quarter.

     "PeopleSoft Technology" shall have the meaning assigned to it in the Development Agreement.

     "PeopleTools" shall have the meaning assigned to it in the Development Agreement.

     "Pre-Release License" means the license granted by Momentum to PeopleSoft in the section entitled Pre-Release Marketing and Distribution License/ Responsibilities.

     "Pre-Release Royalty" means the royalties payable by PeopleSoft as set forth in Exhibit A (section 2) for any Momentum Product commercialized by PeopleSoft prior to the exercise of the License Option.

     "Pre-Release Term" means the period from which a work plan for a product is approved by Momentum pursuant to the Development Agreement until the earlier of (1) PeopleSoft's exercise of the License Option, or (2) the end of the License Option Term.

     "Pricing Addendum" means the separately executed addendum to this Marketing Agreement which states the commercial terms of this Agreement. The Pricing Addendum is attached as Exhibit A and is hereby incorporated herein as part of this Marketing Agreement.

     "Product Payments" means the royalties payable by PeopleSoft as set forth in Exhibit A (section 3(a)) for any Licensed Product.

     "Purchase Option" means PeopleSoft's option to acquire all (but not less than all) of the outstanding Class A Common Stock of Momentum as set forth in Momentum's Restated Certificate of Incorporation.

     "Second-Line Support" means the general level of Support Services without First-Line Support obligations.

     "Support Services" means PeopleSoft's then current technical support and maintenance services for the PeopleSoft Technology. Support Services for general customers as of the Effective Date are as set forth in Exhibit B attached hereto.

     "Term" shall mean the exercise or expiration of the Purchase Option.

     "Upgrade" means the right to use the Momentum Products on a designated computer with increased processing power or an increase in the number of users to the next pricing increment and generally in each case a requirement for a payment of applicable Upgrade fees to PeopleSoft.

     "Updates" means one (1) copy of all published revisions and corrections to the printed documentation and one (1) copy of corrections and new releases of the Momentum Products.

2.   PRE-RELEASE MARKETING AND DISTRIBUTION LICENSE/ RESPONSIBILITIES

     2.1 For the Pre-Release Term, Momentum grants to PeopleSoft the exclusive license to market and distribute pre-release versions of the Momentum Products to any End Users through its then current worldwide channel distribution system under the PeopleSoft name or otherwise pursuant to PeopleSoft's then current general licensing policies and methodologies. PeopleSoft shall use commercially reasonable efforts to promptly market and distribute such pre-release versions of Momentum Products to select customers in accordance with its standard practices. Any customers licensed by PeopleSoft during the Pre-Release Term must be reasonably acceptable to Momentum.

     2.2 PeopleSoft shall have the right to use a reasonable number of copies of the Momentum Products, at no royalty to Momentum, for training, marketing, sales and support purposes.

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     2.3  PeopleSoft shall have complete responsibility, at its expense, for all marketing, pre-sales and sales activities associated with the Momentum Products.

     2.4 PeopleSoft shall establish all then-current commercially reasonable local country suggested list prices for the Momentum Products and associated services.

3.   ROYALTIES/PAYMENTS FOR PRE-RELEASE TERM

     3.1 For each pre-release copy of Momentum Products licensed by PeopleSoft to an End User, PeopleSoft shall pay Momentum a royalty (the "Pre-Release Royalty") as set forth in the Pricing Addendum. PeopleSoft may license a reasonable number of royalty-free copies of the Momentum Products for End User evaluation purposes.

     3.2 PeopleSoft shall pay to Momentum all royalties and fees due to Momentum under this Marketing Agreement within forty-five (45) days of the end of the calendar quarter in which the Net Revenues are recorded by PeopleSoft.

4.   SUPPORT SERVICES FOR PRE-RELEASE TERM

     4.1 Momentum and PeopleSoft shall work together to provide joint post-sales support to End Users. Momentum shall provide limited Second Line Support for the Momentum Products through its Contract Developers.

     4.2 PeopleSoft shall provide all support for PeopleTools to End Users, commensurate with PeopleSoft's then current standard Support Services terms and conditions. A copy of the Support Services terms and conditions as of the Effective Date is included as Exhibit B.

     4.3 PeopleSoft shall provide the End User with First-Line Support for the Momentum Products and shall retain all associated support revenues. PeopleSoft's responsibility to provide Updates and enhancements to End Users is limited only to the distribution of any releases, Updates and enhancements provided to PeopleSoft by Momentum, as well as the distribution to End Users of any new releases, Updates or enhancements of PeopleTools.

5.   SUPPORT SERVICES FEES FOR PRE-RELEASE TERM

     5.1 As of the Effective Date, PeopleSoft incorporates the first year of Support Services fees into the license fee. Currently, Support Services fees are listed at eighteen percent (18%) of the software license fee.

     5.2 As set forth in Exhibit A, PeopleSoft shall retain all revenues from the provision of Support Services, which are detailed more completely in Exhibit B.

6.   LICENSE OPTION

     6.1 Momentum hereby grants to PeopleSoft a License Option to acquire a license to exclusively commercialize each Momentum Product . This License Option shall be exercisable on a worldwide basis at any time during the License Option Term. Upon exercise of the License Option, PeopleSoft shall obtain a perpetual, exclusive license (with the right to sublicense through multiple tiers of sublicensors) to develop, make, have made, use, support, market, enhance and distribute the Licensed Product subject to the obligation to make Product Payments as set forth in Exhibit A (section 3 (a)) hereto. PeopleSoft shall also have the right to buyout the Product Payments as set forth in Exhibit A (Section 3 (b)).

     6.2 Upon exercise of the License Option with respect to a Momentum Product, sections 2, 3, 4 and 5 above shall no longer apply with respect to such Momentum Product and PeopleSoft shall assume sole and full responsibility for any product development, support, training, consulting, bug fixes, modifications and enhancements with respect to the Licensed Product.

     6.3 At the end of the License Option Term for a Momentum Product, if PeopleSoft has not exercised its License Option with respect to said Momentum Product, (1) PeopleSoft shall grant to Momentum a perpetual, nonexclusive license to market, distribute and sublicense the PeopleSoft Technology, only to the

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          extent incorporated into such Momentum Product, to all third parties that are not then Excluded Parties, subject to the terms and conditions of PeopleSoft's then-standard end user license agreement. The royalty rate payable by Momentum to PeopleSoft for such distribution shall be substantially similar to PeopleSoft's then current royalty rates which PeopleSoft receives from third parties marketing PeopleSoft Technology; and (2) Momentum shall grant to PeopleSoft a perpetual, royalty-free, non-exclusive license to (a) license the then most recent version of such Momentum Product, and any new releases, Updates or enhancements thereto, to any End Users granted licenses by PeopleSoft pursuant to the Pre-Release License, and (b) use a reasonable number of copies of Momentum Products and any new releases, Updates or enhancements thereto, for internal use, training and support purposes.

7.   DISTRIBUTION LIMITATION

     Regardless of whether PeopleSoft exercises the License Option, PeopleSoft warrants that it will not, without the prior written consent, if required, of the U.S. Department of Commerce, export directly or indirectly Momentum Products to any prohibited country specified in then current U.S. Department of Commerce Export Administration Regulations.

     With regard to the license grant in section 6.3(2) above, Momentum warrants that it will not, without the prior written consent, if required, of the U.S. Department of Commerce, export directly or indirectly PeopleSoft Technology incorporated into Momentum Products to any prohibited country specified in then current U.S. Department of Commerce Export Administration Regulations.

8.   LICENSE TO USE MOMENTUM TRADEMARKS AND TRADENAMES

     Regardless of whether PeopleSoft exercises the License Option, Momentum provides to PeopleSoft a royalty-free license to use Momentum's tradenames and trademarks which relate to the Momentum Products in connection with PeopleSoft's distribution of the Momentum Products or marketing materials associated with this Marketing Agreement, provided PeopleSoft clearly identifies Momentum's ownership of such names or marks.

9.   TERM

     9.1  This Marketing Agreement shall expire at the Term.

     9.2 This Marketing Agreement shall automatically terminate in the event PeopleSoft acquires all ownership interest to Momentum.

10.  RECORDS AND REPORTS/PAYMENTS

     10.1 PeopleSoft shall keep full, true and accurate records and accounts in accordance with generally accepted accounting practices to show the amount of fees payable to Momentum. These records and accounts shall include for each copy of Momentum Products distributed:

          a.   the name and address of the End User;

          b.   the date of shipment and receipt of payments from End Users;

          c.   the computation of the net licenses fee; and

          d.   a copy of each signed end user license agreement.

     10.2 PeopleSoft shall keep these records at PeopleSoft's principal place of business. Momentum shall have the right to conduct an audit of such records once per calendar year upon the giving of at least five (5) business days prior written notice to PeopleSoft to determine PeopleSoft's compliance with this Marketing Agreement. Momentum shall bear the expenses of the audit, however, in the event any such audit reveals that PeopleSoft has understated the amount of fees that PeopleSoft is obligated to pay Momentum under this Marketing Agreement by more than five percent (5%), PeopleSoft shall pay, in addition to any fees contractually due, all reasonable costs and fees associated with the audit.

     10.3 Forty Five (45) days after the end of each calendar quarter, PeopleSoft shall develop, implement and provide Momentum with a quarterly royalty report in accordance with its standard reporting practices that is structured as a summary report with availability to detailed backup information. The expectation is that

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          key information concerning the Momentum Products module(s) licensed, customer name, ship date, quantity, standard list price, actual fee received, reductions for bundled services, Net License Fee and actual royalty rate will be provided in the quarterly report provided to Momentum. In addition, such report shall detail the computation of Net Revenues, including the summarization of Net License Fees, and the deduction of appropriate Enhancement Costs incurred during the reporting period. The report shall also provide a summary of such Enhancement Costs.

     10.4 All payments shall be made in U.S. dollars.

11.  TITLE AND PROTECTION / NON DISCLOSURE

     11.1 All right, title and interest to the Momentum Products shall vest in Momentum, subject to PeopleSoft's underlying right, title and interest in and to the PeopleSoft Technology.

     11.2 PeopleSoft shall affix, to any media containing a copy of all or any portion of the Momentum Products and to each whole or partial copy of documentation, all copyright, proprietary information notices and restricted rights legends as were affixed to the original media or documents. All Momentum Products Distributed to the federal government shall contain the correct "Restricted Rights" legend as defined in DFAR 52.227-7013 (c) (1) (ii) or pertinent subsequent citation.

     11.3 Title to the physical media for the Momentum Products vests in PeopleSoft upon delivery. The Momentum Products contains valuable proprietary information, and other than as set forth herein, PeopleSoft shall not disclose any such information to anyone other than those of its employees or consultants under nondisclosure obligations who have a need to know for purposes consistent with this Marketing Agreement. PeopleSoft shall affix, to each full or partial copy of Momentum Products made by PeopleSoft, all copyright and proprietary information notices as affixed to the original.

     11.4 All information (1) clearly marked "confidential" by either party under this Marketing Agreement and provided to the other party, or (2) which should reasonably be understood to be confidential in nature by the receiving party, shall be treated as confidential and shall not be disclosed, orally or in writing by the receiving party to any third party without the prior written consent of the disclosing party.

12.  LIMITED WARRANTY

     12.1 Momentum represents that each of the Momentum Products does not infringe any patent, copyright or other third party intellectual property rights when used in accordance with the published specifications for such Momentum Product. Momentum represents that each of the Momentum Products and all subsequent major releases thereon will perform substantially in accordance with the corresponding documentation for such Momentum Product for a period of one (1) year from the date of installation. Momentum does not represent that any of the Momentum Products is error-free. In the event that any of the Momentum Products does not perform substantially in accordance with the published specifications for such Momentum Product, Momentum's sole obligation is limited to repair or replacement of such defective Momentum Product in accordance with its then current support services terms and conditions, provided PeopleSoft notifies Momentum of the deficiency within the one-year period and provided PeopleSoft has installed all Momentum Products updates provided by Momentum's support services.

     12.2 MOMENTUM DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF
          MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     12.3 PeopleSoft represents that the PeopleSoft Technology does not infringe any patent, copyright or other third party intellectual property rights when used in accordance with the published specifications. PeopleSoft represents that the PeopleSoft Technology and all subsequent major releases thereon will perform substantially in accordance with the corresponding documentation for a period of one
          (1) year from the date of installation at Momentum. PeopleSoft does not represent that the PeopleSoft Technology is error-free. In the event the PeopleSoft Technology does not perform substantially in accordance with the published specifications, PeopleSoft's sole obligation is limited to repair or replacement of the defective PeopleSoft Technology in accordance with its then current Support Services terms and conditions,

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          provided Momentum notifies PeopleSoft of the deficiency within the one-year period and provided Momentum has installed all PeopleSoft Technology updates provided by PeopleSoft's Support Services.

     12.4 PEOPLESOFT DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE

13.  DISCLAIMER OF CONSEQUENTIAL DAMAGES / LIMITATION OF LIABILITY

     13.1 NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST DATA OR LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     13.2 EXCLUDING DAMAGES INCURRED UNDER THE ARTICLE ENTITLED "INDEMNIFICATION", EACH PARTY'S LIABILITY FOR DAMAGES UNDER THIS MARKETING AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT OF ROYALTIES THAT PEOPLESOFT HAS PAID TO MOMENTUM IN THE PRECEDING TWELVE (12) MONTHS. THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY RISK WHICH IS SET FORTH IN THIS SECTION.

14.  INDEMNIFICATION

     14.1 Momentum shall indemnify and defend PeopleSoft against any claims that the components of the Momentum Products (excluding PeopleSoft Technology) infringes any patent, copyright or trade secret; provided that Momentum is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. In the defense or settlement of the claim, Momentum may obtain for PeopleSoft the right to continue using and marketing the Momentum Products or replace or modify Momentum Products so that it becomes noninfringing while giving substantially equivalent performance. Momentum shall have no liability if the alleged infringement is based on: (i) a modification of Momentum Products by anyone other than Momentum or its subcontractors, if any; or (ii) the use of the Momentum Products other than in accordance with the documentation provided by Momentum.

     14.2 PeopleSoft shall indemnify and defend Momentum against any claims that the PeopleSoft Technology infringes any patent, copyright or trade secret; provided that PeopleSoft is given prompt notice of such claim and is given information, reasonable assistance, and authority to defend or settle the claim. In the defense or settlement of the claim, PeopleSoft may obtain for Momentum the right to continue using the PeopleSoft Technology or replace or modify PeopleSoft Technology so that it becomes noninfringing while giving substantially equivalent performance. PeopleSoft shall have no liability if the alleged infringement is based on: (i) a modification of PeopleSoft Technology by anyone other than PeopleSoft; or (ii) the use of PeopleSoft Technology other than in accordance with the Documentation.

15.  DEFAULT

     15.1 It shall be an event of default ifeither party (1) fails to perform any of its material obligations (including any payment obligations) under this Marketing Agreement or otherwise materially breaches this Marketing Agreement and such material breach remains uncured for more than thirty (30) days after receipt of written notice specifying the material breach thereof, or (2) enters into any proceeding, voluntary or involuntary, in bankruptcy, reorganization or similar arrangement for the benefit of its creditors.

     15.2 If an event of default occurs, the nondefaulting party in addition to any other rights available to it under law or equity, may terminate this Marketing Agreement by written notice to the defaulting party. In the event this Marketing Agreement is terminated by PeopleSoft in connection with Momentum's breach of a material obligation under this Marketing Agreement, PeopleSoft shall be entitled to receive, as liquidated damages, the Available Funds. If PeopleSoft reasonably believes that such liquidated damages are inadequate, then PeopleSoft will be entitled to specific performance of Momentum's obligations under this Marketing Agreement in connection with such breach. Remedies shall be cumulative and there shall be no obligation to exercise a particular remedy.

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16.  TERMINATION

     16.1 Any licenses granted pursuant to Sections 6.1, 6.3 and 8 and any sublicenses granted pursuant to Section 2.1 shall survive the termination of this Agreement.

     16.2 Within thirty (30) days of termination, PeopleSoft shall pay Momentum all sums due under this Marketing Agreement.

     16.3 Prior to termination, the parties shall meet, discuss and agree on a transition plan to address technical support plans for existing End Users and then-current commercially reasonable payments from Momentum to PeopleSoft for continuing PeopleTools Support Services from PeopleSoft directly to Momentum.

     16.4 In addition to this section, the sections entitled "Distribution Limitation," "Royalties/Payments," "Records and Reports/Payments," "Title and Protection / Non-disclosure," "Limited Warranty," "Disclaimer of Consequential Damages/Limitation of Liability," and "Indemnification," shall survive termination of this Marketing Agreement.

17.  NOTICES

     All notices shall be in writing and hand-delivered or sent by first class mail, overnight mail, courier, or transmitted by facsimile (if confirmed by such mailing), to the addresses indicated on the first page of this Agreement, or such other address as either party may indicate by at least ten (10) days prior written notice to the other party. Notices to PeopleSoft shall be addressed to the Office of the General Counsel, Corporate Legal Department.

18.  GENERAL

     18.1 This Marketing Agreement is made in and shall be governed by the laws of the State of California, excluding choice of law principles. Any actions brought to enforce any of the provisions of this Marketing Agreement shall be fully and finally resolved by binding arbitration under the rules of the American Arbitration Association conducted by a mutually acceptable independent third party in San Francisco, California.. Except for actions for breach of PeopleSoft's proprietary rights in PeopleSoft Technology, or Momentum's proprietary rights in the Momentum Products or Developed Technology, no action regardless of form, arising out of this Marketing Agreement may be brought by either party more than one year after the cause of action has accrued.

     18.2 The section headings herein are provided for convenience only and have no substantive effect on the construction of this Marketing Agreement. If any provision of this Marketing Agreement is held to be unenforceable, this Marketing Agreement shall be construed without such provision.

     18.3 The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future. Neither party shall be liable to the other for any failure to perform due to causes beyond its reasonably foreseeable control.

     18.4 Neither party shall assign this Marketing Agreement, delegate any duty or assign any right hereunder without the prior written consent of the other (such consent not to be unreasonably withheld) and any such attempted assignment or delegation shall be void.

     18.5 No agency, partnership or employment is created by this Marketing Agreement. Momentum shall not use the name of PeopleSoft in any advertising, public relations or media release without the prior written consent of PeopleSoft.

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     18.6 This Marketing Agreement replaces and supersedes any prior verbal understandings, written communications, and constitutes the entire agreement between the parties concerning the subject matter hereof. This Marketing Agreement may be amended only by a written document executed by a duly authorized representative of each of the parties. This Marketing Agreement may be executed in counterparts.


IN WITNESS WHEREOF, the parties have executed this Marketing Agreement as of the Effective Date.



MOMENTUM BUSINESS APPLICATIONS, INC.        PEOPLESOFT, INC.


------------------------------------        ------------------------------------
Authorized Signature                        Authorized Signature

------------------------------------        ------------------------------------
Printed Name and Title                      Printed Name and Title


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                                    EXHIBIT A
                                PRICING ADDENDUM
                                       TO
                      MARKETING AND DISTRIBUTION AGREEMENT

This pricing addendum ("Pricing Addendum") is part of the Marketing and Distribution Agreement ("Marketing Agreement") between PeopleSoft and Momentum.

1.   DEFINITIONS

     Unless otherwise defined herein, capitalized terms used in this Pricing Addendum shall have the same meaning as those referenced in the Marketing Agreement.

2.   PRE-RELEASE ROYALTY

     THE FOLLOWING SECTION SHALL APPLY ONLY TO MOMENTUM PRODUCTS COMMERCIALIZED BY PEOPLESOFT PRIOR TO ITS EXERCISE OF THE LICENSE OPTION.

     PeopleSoft shall establish competitive list prices for the Momentum Products in accordance with then-current market conditions.

     For each Momentum Product commercialized by PeopleSoft or its channel partners for use by End Users, prior to the exercise or the License Option with respect to such Momentum Product, PeopleSoft shall pay Momentum SIX PERCENT (6%) of Net Revenues.

     If PeopleSoft products and Momentum Products are licensed under the same license agreement as a packaged solution for use by an End User, the Net Revenues payable to Momentum will be appropriately pro-rated based on the associated weight of each component's respective list price.

3.   PRODUCT PAYMENTS AND PRODUCT PAYMENTS BUYOUT OPTION

     THE FOLLOWING SECTION SHALL APPLY ONLY TO MOMENTUM PRODUCTS COMMERCIALIZED BY PEOPLESOFT SUBSEQUENT TO ITS EXERCISE OF THE LICENSE OPTION.

     (a)  Product Payments.

          PeopleSoft will make Product Payments to Momentum with respect to each Licensed Product equal to the sum of (i) 1% of Net Revenues plus (ii) an additional 0.1% of such Net Revenues for each $1 million of Development Costs with respect to such Licensed Product; provided, however, that the royalty rate shall not exceed six per cent (6%) of Net Revenues. Subject to PeopleSoft's product payment buy-out option described in section 3(b) below, Product Payments will be payable until 10 years after General Availability of the Licensed Product.

               The parties agree that if PeopleSoft chooses to have a third party distribute a Licensed Product, the parties will negotiate an appropriate increase in the royalty rate paid by PeopleSoft.

     (b)  Product Payments Buyout Option

          PeopleSoft will have the right to buy-out Momentum's right to receive Product Payments for any Licensed Product. The buy-out option may be exercised for any Licensed Product at any time beginning twelve months after the Licensed Product is declared a Generally Available Product. The buy-out price will be 15 times the payment made by or due from PeopleSoft to Momentum with respect to sales of such Licensed Product for the four quarters immediately preceding the quarter in which the buy-out option is exercised or, in the event that such Licensed Product has not been a License Product for all of each of such four quarters, the buy-out price will be 15 times the annualized payment for such Licensed Product.

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4.   SUPPORT SERVICES FEES

     As of the Effective Date, the parties' expectation is that as PeopleSoft collects Support Services revenue from its End Users, (either on a stand-alone basis or as part of the license fee revenue) and PeopleSoft retains all such revenues.

5.   PRECEDENCE AND AMENDMENT

     In the event of conflict, this Pricing Addendum shall take precedence over the Marketing Agreement. This Pricing Addendum and the Marketing Agreement and associated Exhibits are the entire agreement between the parties concerning the subject matter herein and may only be modified by a written amendment executed by the parties authorized signatories. This Pricing Addendum is effective as of the Effective Date.

MOMENTUM BUSINESS APPLICATIONS, INC.        PEOPLESOFT, INC.


------------------------------------        ------------------------------------
Authorized Signature                        Authorized Signature

------------------------------------        ------------------------------------
Printed Name and Title                      Printed Name and Title


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                                    EXHIBIT B
                 SOFTWARE SUPPORT SERVICES TERMS AND CONDITIONS

Software Support Services Terms and Conditions ("SUPPORT SERVICES") are referenced in and incorporated into the Software License and Services Agreement ("Agreement") between PeopleSoft and Licensee. Capitalized terms have the same meaning as they do in the Agreement.

1.   COVERAGE

     PeopleSoft provides Licensee with Support Services for the Software at the Site in exchange for payment of the applicable Support Services fees. Only designated Licensee employees may contact PeopleSoft for the provision of Support Services. Licensee may acquire Support Services for additional Licensee sites by paying PeopleSoft the applicable annual secondary site Support Services fee.

2.   SOFTWARE MAINTENANCE

     PeopleSoft will periodically issue the following technical and functional improvements to Software:

          (1)  Fixes to Errors; (2) Updates; and (3) Enhancements

3.   PRIORITY LEVEL OF ERRORS

     PeopleSoft shall address Errors in accordance with the following protocols:

     Priority 1-Critical Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides expanded communication on correction status; and (3) escalates troubleshooting a Workaround or Fix.

     Priority 2-Urgent Level: PeopleSoft promptly: (1) designates PeopleSoft specialist(s) to correct Error; (2) provides ongoing communication on correction status; and (3) initiates troubleshooting a Workaround or Fix.

     Priority 3-Standard Level: PeopleSoft: (1) assigns PeopleSoft specialist(s) to commence correction of Error; and (2) exercises all commercially reasonable efforts to include the Fix for Error in the next Update.

     Priority 4-Base Level: PeopleSoft: (1) assigns Error to case management and tracking; and (2) may include the Fix for Error in the next Update.

4.   TELEPHONE SUPPORT

     PeopleSoft provides telephone support concerning Software installation and use. Except for designated holidays, standard telephone support hours are Monday through Friday, 4:00 a.m. to 6:30 p.m., Pacific Time. Telephone Support is also available 24-hours-a-day, 7-days-a-week for in-production customers who need to resolve critical production problems outside of standard support hours.

5.   ACCOUNT MANAGER

     PeopleSoft assigns an account manager to assist with the support relationship between PeopleSoft and Licensee. Licensee will reimburse PeopleSoft for the reasonable travel and living expenses of the account manager for on-site support activity.

6.   PEOPLESOFT CUSTOMER CONNECTION

     a. PeopleSoft Customer Connection is an on-line, self-service system that features postings by PeopleSoft and customers regarding technical and non-technical topics of interest. Licensee may access PeopleSoft Customer Connection via Internet access at its own expense.

     b. Software Updates, Enhancements, and Fixes may be delivered to Licensee through PeopleSoft Customer Connection, or by mail from PeopleSoft on Licensee's written request. PeopleSoft information posted to Customer Connection is confidential and proprietary and shall only be used in connection with Licensee's use of the Software and informational communications with other PeopleSoft Customer Connection participants. PeopleSoft shall have the right to publish, modify and distribute any information or software provided by Licensee to Customer Connection in all languages. Licensee shall not use PeopleSoft Customer Connection for advertising or public relations purposes and shall only submit information to PeopleSoft Customer Connection that Licensee owns or has permission to use in such manner.

     c. To diminish exposure to software viruses, PeopleSoft tests and scans all information entered by PeopleSoft for software viruses prior to submitting it to PeopleSoft Customer Connection. Licensee shall also use a reliable virus detection system on any software or information posted to PeopleSoft Customer Connection, utilize back-up procedures, monitor access to PeopleSoft Customer Connection, promptly notify PeopleSoft of any virus detected within Licensee's systems associated with PeopleSoft Customer Connection and generally exercise a reasonable degree of caution when utilizing information from PeopleSoft Customer Connection. PeopleSoft does not warrant that PeopleSoft Customer Connection will operate without interruption or without errors.

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     PeopleSoft reserves the right to modify or suspend PeopleSoft Customer
     Connection service in connection with PeopleSoft's provision of Support Services. PeopleSoft assumes no responsibility for anything posted by anyone other than PeopleSoft, including, but not limited to, information about PeopleSoft software, modification code, or portions thereof.

7.   FEES

     The initial period of Support Services for the Site is indicated in the Schedule and included in the Software license fee; thereafter, in the event Licensee elects to continue to receive Support Services, Licensee shall pay PeopleSoft the annual Support Services fee as set forth in the Schedule. Support Services are billed on an annual basis, payable in advance. Unless Licensee has provided proof of tax-exempt status, Licensee is responsible for all taxes associated with Support Services, excluding taxes based on PeopleSoft's income. Licensee's payment shall be due within thirty (30) days of receipt of the PeopleSoft invoice. Should Licensee elect not to renew Support Services and subsequently requests Support Services, PeopleSoft shall reinstate Support Services only after Licensee pays PeopleSoft the annual then-current fee plus all cumulative fees that would have been payable had Licensee not suspended Support Services.

8.   TERM AND TERMINATION

     Unless otherwise expressly set forth in the Agreement, Support Services shall be provided for a period of one (1) year from the Schedule Effective Date, and shall be extended each additional year unless terminated by either party. Each one (1) year term shall commence on the anniversary of the Schedule Effective Date.

     Either party may terminate the Support Services provisions at the end of any support term by giving the other party written notice at least ninety
     (90) days prior to the end of the term.

     If Licensee fails to make payment pursuant to the section titled "Fees", or Licensee breaches the Support Services provisions and such breach has not been cured within thirty (30) days of receipt of written notice of breach, PeopleSoft may suspend or cancel Support Services.

9.   EXCLUSIONS

     PeopleSoft shall have no obligation to support:

     a.   Substantially altered, damaged or modified Software;

     b. Software that is not the then-current release, or a Previous Sequential Release;

     c. Errors caused by Licensee's negligence, hardware malfunction, or other causes beyond PeopleSoft's reasonable control;

     d. Software installed in a hardware or operating environment not supported by PeopleSoft; and

     e.   Third party software not licensed through PeopleSoft.

10.  GENERAL

     All Updates, Enhancements and Fixes provided to Licensee are subject to the terms and conditions of the Agreement. PeopleSoft may modify Support Services on an annual basis to reflect current market condition upon reasonable notice.

11.  DEFINITIONS

     "ENHANCEMENT" means a technical or functional addition to the Software delivered with a new Software release to improve functionality and/or operations.

     "ERROR" means a Software malfunction that degrades the use of the Software.

     "FIX" means the repair or replacement of source, object or executable code Software versions to remedy an Error.

     "PREVIOUS SEQUENTIAL RELEASE" means a Software release for a particular operating environment that has been replaced by a subsequent Software release in the same operating environment. PeopleSoft will support a Previous Sequential Release for a period of eighteen (18) months after release of the subsequent release. Multiple Previous Sequential Releases may be supported at any given time.

     "PRIORITY 1" means an Error that renders the Software inoperative or causes the Software to fail catastrophically.

     "PRIORITY 2" means an Error that affects performance of the Software and prohibits Licensee's use of the Software.

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     "PRIORITY 3" means an Error that affects performance of the Software, but does not prohibit Licensee's use of the Software.

     "PRIORITY 4" means an Error that causes only a minor impact on the use of the Software.

     "UPDATE" means all published revisions to the Documentation and one (1) copy of the new Software release not designated by PeopleSoft as new products or functionality for which it charges separately.

     "WORKAROUND" means a change in the procedures followed or data supplied to avoid an Error without significantly impairing Software performance.


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